Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Kosmos Energy Ltd.	Delaware
Kosmos Energy Delaware Holdings, LLC	Delaware
Kosmos Energy Holdings	Cayman Islands
Kosmos Energy LLC	Texas
Kosmos Energy Operating	Cayman Islands
Kosmos Energy Ventures	Cayman Islands
Kosmos Energy Finance International	Cayman Islands
Kosmos Energy International	Cayman Islands
Kosmos Energy Development	Cayman Islands
Kosmos Energy Ghana HC	Cayman Islands
Kosmos Energy Suriname	Cayman Islands
Kosmos Energy Mauritania	Cayman Islands
Kosmos Energy Venture Holdings	Cayman Islands
Kosmos Energy Equatorial Guinea	Cayman Islands
Kosmos Energy Portugal	Cayman Islands
Kosmos Energy Senegal	Cayman Islands
Kosmos Energy Global Supply	Cayman Islands
Kosmos Energy Sao Tome and Principe	Cayman Islands
Kosmos Energy Sao Tome and Principe Block 4	Cayman Islands
Kosmos Energy Cote d’Ivoire	Cayman Islands
Kosmos Energy Namibia	Cayman Islands
Kosmos Energy GOM Holdings, LLC	Delaware
Kosmos Energy Gulf of Mexico, LLC	Delaware
Kosmos Energy Gulf of Mexico Management, LLC	Delaware
Kosmos Energy Gulf of Mexico Operations, LLC	Delaware
Houston Energy Deepwater Ventures V, LLC	Texas
Kosmos Energy Investments Senegal Limited	United Kingdom
Kosmos International Petroleum, Inc.	Cayman Islands
Kosmos Equatorial Guinea, Inc.	Cayman Islands
Kosmos Energy South Africa Limited	United Kingdom
Kosmos Energy Tortue Finance	Cayman Islands
Kosmos Energy Ghana Holdings Limited	United Kingdom
Kosmos Energy Ghana Investments	Cayman Islands
DWT - P Company	Cayman Islands
Kosmos Energy Holdings Equatorial Guinea	Cayman Islands
Kosmos Energy Investments Equatorial Guinea	Cayman Islands
Kosmos Energy Holdings Midstream Equatorial Guinea	Cayman Islands
Kosmos Energy Investments Midstream Equatorial Guinea	Cayman Islands
Kosmos Energy LNG Marketing Ltd.	United Kingdom